Exhibit
Explanation for responses:

This statement is being filed jointly by Mr. Eduardo S. Elsztain (“Elsztain”), Consultores Assets Management S.A. (“CAM”), Consultores Venture Capital Uruguay S.A. (“CVC Uruguay”), Agroinvestment S.A. (“Agroinvestment”), Consultores Venture Capital Ltd. (“CVC Cayman”), Ifis Limited (“IFIS”), Inversiones Financieras del Sur S.A. (“IFISA”), Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria (“Cresud”), , IRSA Inversiones y Representaciones Sociedad Anónima ("IRSA"), and Efanur SA (“Efanur” together with Elsztain, CAM, CVC Uruguay, Agroinvestment, CVC Cayman, IFIS, IFISA, Cresud, and IRSA the "Reporting Persons").

Mr. Elsztain is a citizen of the Republic of Argentina who serves as Chairman of the board of directors of each of the following companies, except for RES, IFIS and CVC Cayman:

(i)	IFIS, a limited liability company organized under the laws of Bermuda;

(ii)	IFISA, a stock corporation organized under the laws of the Republic of Uruguay;

(iii)	Cresud, a stock corporation organized under the laws of the Republic of Argentina;

(iv)	IRSA, a stock corporation organized under the laws of the Republic of Argentina;

(v)	CAM, a limited liability company organized under the laws of Argentina;

(vi)	CVC Cayman, a limited liability company organized under the laws of Cayman Island;

(vii)	CVC Uruguay, a limited liability company organized under the laws of the Republic of Uruguay;

(viii)	Agroinvestment, a stock corporation organized under the laws of the Republic of Uruguay;

(ix)	Tyrus, a stock corporation organized under the laws of the Republic of Uruguay;

(x)	Jiwin, a stock corporation organized under the laws of the Republic of Uruguay, who serves as general partner of Real Estate Strategies L.P.;

(xi)	Efanur, a stock corporation organized under the laws of the Republic of Uruguay, who is the major limited partner of RES;

(xii)	RES, a limited partnership organized under the laws of Bermuda.

Elsztain’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; IFIS’ principal offices are located at Mintflower Place 4th floor, 8 Par-La-Ville Road Hamilton HM 08 Bermuda; IFISA’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609, Montevideo, Republic of Uruguay; Cresud’s principal offices are located at Moreno 877, 23rd Floor, (C1091AAQ) Ciudad Autónoma de Buenos Aires, Argentina; IRSA’s principal offices are located at Bolivar 108, 1st floor, Buenos Aires, Argentina; CAM’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; CVC Cayman’s principal offices are located at 89 Nexus Way, 2nd floor Camana Bay, P.O. Box 31106, SMB, Grand Cayman, KY1-1205, Cayman Islands; CVC Uruguay’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609 Montevideo, of the Republic of Uruguay; Agroinvestment’s principal offices are located at Zabala 1422, 2nd floor, Montevideo, Republic of Uruguay; Tyrus’ principal offices are located at Colonia 810, Of. 403, CP 11000, Montevideo, Republic of Uruguay, Jiwin’s principal offices are located at Colonia 810, Of. 403, CP 11000, Montevideo, Republic of Uruguay, Efanur’s principal offices are located at Rincón 468 7º floor, Montevideo, 11.000 Republic of Uruguay and RES´ principal offices are located at Clarendon House 2 Church Street, Hamilton HM CX, Bermuda.

The reported securities may be deemed to be indirectly beneficially owned by the list of entities described on the previous paragraphs except for RES whose direct beneficial ownership is listed below. The Reporting Persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Persons are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

As of June 6, 2014:

(i)
Elsztain is the Chairman of the Board of Directors of IFISA, Cresud, CAM, CVC Uruguay, Agroinvestment, IRSA, Tyrus, Jiwin, Efanur, except RES, company in which Jiwin (a company wholly owned by Tyrus) is the General Partner;

(ii)
Elsztain is the beneficial owner of 37.94% of IFIS, including: (a) 19.66% owned indirectly through Agroinvestment; (b) 18.46% owned indirectly through CVC Uruguay; and (c) 3.06% owned indirectly through CVC Cayman. Elsztain owns 100% of Agroinvestment and 85.0% of CAM which owns 100% of CVC Uruguay which in turn owns 0.0002% of Cresud’s shares on a fully diluted basis and 100% of CVC Cayman. None of these companies directly own Common Shares of Supertel Hospitality, Inc. (“SPPR”). Elsztain also directly owns 0.0002% of IRSA’s outstanding stock and 0.204% of Cresud’s shares on a fully diluted basis;

(iii)	CVC Cayman serves as the Investment Manager of IFIS;

(iv)	IFIS is the direct owner of 100% of the common shares of IFISA;

(v)	IFISA directly owns 39.13% of Cresud’s shares on a fully diluted basis. IFISA does not directly own SPPR’s Common Shares;

(vi)	Cresud directly owns 64.56% of IRSA’s common shares. Cresud does not directly own SPPR’s Common Shares;

(vii)	IRSA owns 100% of Tyrus’ and Efanur’s capital stock. IRSA does not directly own SPPR’s Common Shares;

(viii)	Tyrus owns 100% of the capital stock of Jiwin. Tyrus does not directly own SPPR’s Common Shares;

(ix)	Jiwin serves as general Partner of RES; Jiwin does not directly own SPPR’s Common Shares;

(x)	Efanur is the major limited Partner of RES. Efanur directly owns 312,500 of SPPR’s Common Shares;

(xi)	RES owns 3,000,000 Convertible Preferred Shares of Supertel and has the option to purchase up to 3,750,000 shares of common stock of Supertel;

(xii)           RES owns 949,223 Common Stock of Supertel